EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of January 1, 2000, by and between Precision Standard, Inc., a Colorado corporation (the "Company"), and Ronald A. Aramini ("Executive").

                                 RECITALS

     The Company desires to exclusively contract for the managerial and business skills possessed by Executive, on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

                                 AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

     1    EMPLOYMENT.  The Company hereby agrees to employ Executive as
President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2    TERM.  The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on January 1, 2000 and shall terminate on December 31, 2004, unless extended in writing by the parties. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

     3    POSITION AND DUTIES.  During the Employment Period, Executive
shall serve as President and Chief Executive Officer of the Company. Executive shall have those powers and duties normally associated with the position of President and Chief Executive Officer and such other powers and duties as may be prescribed by the Board of Directors of the Company (the "Board").

     4    OUTSIDE BUSINESS ACTIVITIES PRECLUDED.  During the Employment
Period, Executive shall devote his full energies, interest, abilities and productive time to the performance of this Agreement. Executive shall not, without the prior written consent of the Company, perform other competitive services of any kind or engage in any other business activity, with or without compensation. Executive shall not, without the prior written consent of the Company, engage in any activity adverse to the Company's interests.

     5    COMPENSATION AND RELATED MATTERS.

          (a) SALARY. The Company shall pay Executive an annual base salary of $250,000 ("Base Salary") during each calendar year of the Employment Period, prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Executive's Base Salary shall be payable in approximately equal installments in accordance with the Company's customary payroll practices. Executive's Base Salary shall be reviewed by the Company from time to time at its discretion, and Executive shall receive such salary increases, if any, as the Company, in its sole discretion, shall determine. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

          (b) BONUS. The Board's compensation committee (the "Compensation Committee") shall establish an executive bonus pool which will permit Executive to earn a cash bonus of up to 100% of his Base Salary in each year of the Employment Period depending upon the operating profits of the Company and the performance of Executive. The amount of Executive's cash bonus shall be determined in the sole discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of the performance targets set forth on Exhibit A hereto.

          (c) STOCK OPTIONS. On the date of this Agreement, Executive shall receive stock options to purchase 100,000 shares of the Company's common stock at an exercise price equal to the fair market value per share of the common stock on the date of this Agreement. Such options shall vest as follows: 20% shall vest immediately and the remainder shall vest at the rate of 20% per year over four years. Such options shall be evidenced by a stock option agreement between the Company and Executive containing customary terms and conditions consistent with the Company's stock option plan. In the event of a Change of Control of the Company as defined in Exhibit B hereto, any unvested options provided for under this Section or any agreement between the Company and Executive shall immediately vest.

          (d) ALLOWANCE. The Company shall pay Executive a household improvement allowance of $30,000 in the aggregate, payable within ten (10) days following the earlier to occur of (i) September 1, 2000 or (ii) the closing of the lease or purchase of Executive's new residence in the Birmingham, Alabama area. In addition, the Company shall promptly reimburse Executive in an amount not to exceed $3,200 per month for all reasonable expenses incurred by Executive for housing, rental car, per diem and similar expenses in the Birmingham, Alabama area between the date of this Agreement and the earlier to occur of (A) September 1, 2000 or (B) the closing of the lease or purchase of Executive's new residence in such area.

          The Company shall also reimburse Executive for all reasonable expenses incurred by Executive for airfare, hotel, per diem, car rental and similar expenses for one trip for Executive and his spouse to travel to Birmingham, Alabama to search for a new residence in the area. Executive may take such trip before or after the commencement of the Employment Period.

          The foregoing notwithstanding, the amount of any expenses payable to Executive pursuant to this Section 5(d) shall be "grossed up" to the extent necessary (on an after-tax basis) to compensate Executive for any additional taxes owing as a result of the Company's payment of such expenses.

          (e) EXPENSES. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all executive officers of the Company.

          (f) VACATION. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's executive officers under a to-be-established executive vacation policy; provided, however, that Executive's vacation shall not be less than three weeks per calendar year.

          (g) PENSION AND INCENTIVE BENEFIT PLANS. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all welfare benefit plans or programs maintained by the Company from time to time for the benefit of its executive officers including, without limitation, all medical, dental, vision, life insurance and long-term disability plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, 401(k) and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its executive officers.
Promptly after the date of this Agreement, the Company shall undertake a study of executive benefits and modify existing Company plans or create new plans as it deems appropriate to compensate Executive and to assist in the recruitment and retention of additional executives.

          (h) DISABILITY BENEFITS. Until such time as the Company institutes an executive disability benefits plan reasonably acceptable to Executive, in the event of Executive's Disability (as defined below) during the Employment Period, the Company shall pay to Executive 66 2/3% of Executive's Base Salary for the greater of eighteen (18) months or the remainder of the Employment Period following the Date of Termination (as defined below). In addition, in the event of payments to Executive under this Section, the Company shall maintain in full force and effect for the continued benefit of Executive, his spouse and his dependents (as applicable) the medical, dental, vision and life insurance plans and programs in which Executive, his spouse or his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed prior to the Date of Termination.

          For purposes of this Agreement, "Disability" shall mean a physical or mental condition of Executive that, in the good faith judgment of the Company, based upon certification of a licensed physician reasonably acceptable to Executive and the Company, (i) prevents Executive from being able to perform the services required by his position with the Company, (ii) has continued for a period of at least three (3) months during any period of twelve consecutive months, and (iii) is reasonably expected to continue.

          (i) LIFE INSURANCE. Until such time as the Company institutes an executive life insurance policy substantially similar to Executive's current policy, the Company shall pay for the actual cost of premiums for Executive's life insurance policy that he has assumed from his former employer, which is a $400,000 term life insurance policy issued by Metropolitan Life Insurance Company with a current premium of $4,600 per year.

          (j) AUTOMOBILE ALLOWANCE. Commencing upon the earlier of (A) the arrival of Executive's automobile in Birmingham, Alabama or (B) the termination of the monthly expense reimbursement payments to Executive under Section 5(d), and continuing through the remainder of the Employment Period, Executive shall be entitled to an automobile allowance not to exceed $1,000 per month. The amount of the allowance shall cover all expenses related to the maintenance of a business use automobile, including maintenance, depreciation, insurance and business-related mileage.

     6    TERMINATION.  Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

          (a) DEATH. Executive's employment hereunder shall terminate upon his death.

          (b) DISABILITY. The Company shall have the right to terminate Executive's employment hereunder upon his Disability.

          (c) WITH OR WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment hereunder at any time with or without Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment if, in the good faith judgment of the Company, it is determined that Executive has engaged in:

               (i) willful misconduct, or breach of fiduciary duty involving personal profit;

               (ii) willful or repeated failure to substantially perform his duties or obligations hereunder (other than due to physical or mental impairment); or

               (iii) conviction of, or plea of guilty or nolo contendere to, a felony.

          (d) VOLUNTARY. Executive shall have the right to terminate his employment hereunder at any time by providing the Company with a Notice of Termination.

     7    TERMINATION PROCEDURE.

          (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (b) DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b) or 6(c), immediately upon delivery of a Notice of Termination to Executive (unless a later date is set forth in the Notice of Termination), and (iii) if Executive's employment is terminated pursuant to Section 6(d), ninety (90) days following the delivery of a Notice of Termination to the Company; provided that, in the case of this clause (iii), the Company may determine upon receipt of the Notice of Termination that Executive's Date of Termination shall be immediate or some time prior to the expiration of the ninety-day notice period.

     8    COMPENSATION UPON TERMINATION.  In the event Executive's
employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below.
Executive acknowledges and agrees that the payments set forth in this
Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

          (a) DEATH. If Executive's employment is terminated by his death:

               (i) the Company shall pay to Executive's beneficiary, legal representative or estate, as the case may be, Executive's Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, but in any event not later than sixty (60) days thereafter;

               (ii) the Company shall reimburse Executive's beneficiary, legal representative or estate, as the case may be, pursuant to Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

               (iii) Executive's beneficiary, legal representative or estate, as the case may be, shall be entitled to any other rights, compensation and/or benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (b) DISABILITY. If Executive's employment is terminated for Disability pursuant to Section 6(b):

               (i) the Company shall provide Executive the benefits set forth in Section 5(h) to the extent applicable;

               (ii) the Company shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

               (iii)  the Company shall reimburse Executive pursuant to
Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment; and

               (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (c) WITHOUT CAUSE. If Executive's employment is terminated by the Company without Cause:

               (i) the Company shall continue paying Executive his Base Salary in accordance with the Company's customary payroll practices (and shall pay Executive his accrued vacation) through the earliest of (A) twenty-four (24) months following the Date of Termination, (B) the expiration of the Employment Period or (C) the date on which Executive becomes eligible to receive compensation from some other source;

               (ii) to the extent permitted by applicable law, the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents (as applicable) through the earliest of (A) twenty-four (24) months following the Date of Termination,
(B) the expiration of the Employment Period or (C) the date or dates on which Executive becomes eligible to receive coverage and benefits from some other source (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis), the medical, dental, vision and long-term disability plans and programs in which Executive, his spouse and his dependents (as applicable) were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination;

               (iii)  the Company shall reimburse Executive pursuant to
Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment;

               (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

               (v) any unvested stock options held by Executive shall immediately vest and Executive shall be entitled to exercise the stock options pursuant to the terms and conditions of any Company agreement or plan then in effect.

          The foregoing notwithstanding, the total of the severance payments payable under this Section 8 and/or Section 5(c) shall be reduced to the extent the payment of such amounts would cause Executive's total termination benefits (as determined in good faith by the Company's public accountants) to constitute an "excess" parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

          (d) CAUSE; VOLUNTARY. If Executive's employment is terminated by the Company for Cause pursuant to Section 6(c) or by Executive for any reason:

               (i) the Company shall pay Executive his Base Salary and, to the extent required by applicable law, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

               (ii) the Company shall reimburse Executive pursuant to
Section 5(e) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

               (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

     9    CONFIDENTIAL INFORMATION OWNERSHIP OF DOCUMENTS; NON-
COMPETITION.

          (a) CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts of Executive in violation of this Agreement). Except as may be required or appropriate in connection with carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

          (b) REMOVAL OF DOCUMENTS; RIGHTS TO PRODUCTS. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

          (c) PROTECTION OF BUSINESS. During the Employment Period and until the second anniversary of Executive's Date of Termination (but only in the event Executive is terminated by the Company for Cause or Executive terminates his employment), Executive shall not (i) engage, anywhere within the geographical areas in which the Company or any of its affiliates (the "Designated Entities") are conducting their business operations or providing services as of the Date of Termination, in any business which is being engaged in by the Designated Entities as of the Date of Termination, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Designated Entities in the same geographic area as the Designated Entities, any customer of any of the Designated Entities, or (iii) solicit any officer, employee or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities. If, at any time, the provisions of this Section 9(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this
Section 9(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          (d) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of this Section 9, Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

          (e) CONTINUING OPERATION. Except as specifically provided in this Section 9, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

     10   SUCCESSORS; BINDING AGREEMENT.  Neither this Agreement nor the rights or obligations hereunder shall be assignable by Executive. The Company may assign this Agreement to any successor of the Company, and upon such assignment any such successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.

     11   NOTICE.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

Ronald A. Aramini
12130 East Arabian Park Drive
Scottsdale, Arizona  85259
Facsimile:  (480) 614-3796


If to the Company:

Precision Standard, Inc.
1943 North 50th Street
Birmingham, Alabama  35212
Attn:  Chairman of the Board
Facsimile:  (205) 595-6631

or to such other address as any party may have furnished to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following such mailing.

     12   MISCELLANEOUS.  No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

     13   VALIDITY.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14   COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     15   ENTIRE AGREEMENT.  This Agreement sets forth the entire
agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     16   WITHHOLDING.  All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

     17   SECTION HEADINGS.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     18   PUBLIC DISCLOSURE.  No press release or other public disclosure, either written or oral, of this Agreement or its terms shall be made by Executive without the prior written consent of the Company.

                         [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

               Company:

                         PRECISION STANDARD, INC.,
                         a Colorado corporation

                         By:/s/Michael E. Tennenbaum
                         Name: Michael E. Tennenbaum
                         Title: Chairman of the Board


               Executive:


                         /s/Ronald A. Aramini
                         Name:  Ronald A. Aramini




                                 EXHIBIT A

                            PERFORMANCE TARGETS
                            -------------------

     Within six (6) months from the commencement of employment, Executive and the Board will establish mutually acceptable performance criteria for determining Executive's bonus under Section 5(b).








                                 EXHIBIT B

                             CHANGE OF CONTROL
                             -----------------

     A "Change of Control" shall occur if:

          (a) the individuals who, as of December 1, 1999, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 1, 1999 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

          (b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any such individual, entity or group which includes a member of the Incumbent Board, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Power"); or

          (c) the Company's stockholders approve a merger or consolidation involving the Company, or a sale or disposition of all or substantially all of the Company's assets, or a plan of liquidation or dissolution of the Company, other than (i) a merger or consolidation in which the holders of the voting securities of the Company outstanding immediately prior to the merger or consolidation hold at least a majority of the Voting Power of the surviving corporation immediately after such merger or consolidation, (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) by which no person, other than any individual, entity or group which includes a member of the Incumbent Board, acquires more than 50% of the Voting Power of the Company, or (iii) a merger or consolidation in which the Company is the surviving corporation and such transaction was determined not to be a Change of Control, which transaction and determination was approved by a majority of the Board in actions taken prior to, and with respect to, such transaction.